CORPORATE CODE OF BUSINESS ETHICS AND CONDUCT

Introduction

Ship Finance International Limited (the "Company" or "Ship Finance") and all entities controlled by the Company have a strong commitment to promoting honest conduct and ethical business conduct by all Employees (as defined below) and compliance with the laws that govern the conduct of our business worldwide. We believe that a commitment to honesty, ethical conduct and integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders and the communities in which we operate. To implement our commitment, we have developed a code of business ethics and conduct (the "Code"). This Code has been designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and avoidance of conflicts of interest. The Code establishes rules and standards regarding behavior and performance and constitutes a part of the terms and conditions of employment. Violation of the rules and standards embodied in the Code is not tolerated and will subject those responsible to disciplinary action.

The Code applies to all entities controlled by the Company and all employees, directors, officers and agents of the Company, including representatives and agents of the Company's manager, Frontline Management (Bermuda) Limited and Frontline Management AS, (collectively, "Employee(s)"). All Employees are required to read and understand the Code and certain Employees will be required to provide a certification to that effect. We encourage all Employees to ask questions regarding the application of the Code. Employees may direct such questions to their manager (in the absence of an actual or potential conflict of interest), or to a Board member.

Employees individually are ultimately responsible for their compliance with the Code. Every manager will also be responsible for administering the Code as it applies to Employees and operations within each manager's area of supervision.

The Company's policy is to distribute the Code to affiliated companies and urge that they have in force similar polices and procedures to secure compliance with the principles of business integrity and ethics set forth in this Code.

Employees  who observe or become aware of a situation  that they believe to be a violation of the Code have an obligation to notify their manager, an Audit Committee member or an Independent Director unless the Code directs otherwise. Violations involving a manager should be reported directly to an Audit Committee member or an Independent Director. When a manager receives a report of a violation, it will be the manager's responsibility to handle the matter in consultation with an Audit Committee member or an Independent Director. If an Employee reporting a violation wishes to remain anonymous, all reasonable steps will be taken to keep their identity confidential. All communications will be taken seriously and, if warranted, any reports of violations will be investigated.

Procedures Regarding Waivers

Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where and circumstances would support a waiver. Waivers of the Code may only be made by the Board.

                                                          The Board of Directors

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                  CORPORATE CODE OF BUSINESS ETHICS AND CONDUCT


Compliance with Laws, Rules and Regulations

All Employees are responsible for complying with the various laws, rules and regulations of the countries and regulatory authorities that affect the Company's business. Questions with respect o your duties under the law should be directed to your manager.

Fair Dealing

Employees must endeavor to deal fairly with the Company's customers, suppliers, charterers, competitors and employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privilege information, misrepresentation of material facts, or any other unfair-dealing practice.

Conflict of Interest and Corporate Opportunity

Employees must

a) avoid any interest that conflicts or appears to conflict with the interests of the Company or that could reasonably be determined to harm the Company's reputation, and

b) report any actual or potential conflict of interest (including any material transaction or relationship that reasonably could be expected to give rise to such conflict) immediately to manager or a Board member and adhere to instructions concerning how to address such conflict of interest.

A  conflict  of  interest  exists  if  actions  by any  Employee  are,  or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain.

Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Employees may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position

Confidentiality and Privacy

It is important that you protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company's business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company's business, financial results and prospects and potential corporate transactions. Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment. The consequences to the Company and the Employee concerned can be severe where there is unauthorized disclosure of any non-public, privileged or proprietary information.

To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company's customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.

Proper Use of Company Assets

The Company's assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company's assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. If you become aware of theft, waste or misuse of the Company's assets you should report this to your manager.

Securities Trading

Investment by Employees in Ship Finance securities is encouraged. However, because we are a public company we are subject to a number of laws concerning the purchase of our shares and other publicly traded securities. Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.

Information is "material" when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be "public" only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information

Directors, officers and senior managers ("primary insiders") are subject to various reporting and insider trading requirements. All employees are required to obtain clearance in advance of any contemplated securities transactions from the Company's representative in charge of insider trading matters or the Board and are also required to comply with all reporting requirements.

Policies against Discrimination and Harassment

The  Company  prohibits  discrimination  against  any  Employee  or  prospective
Employee on the basis of sex, race, color, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion, or any other basis prohibited by the laws that govern its operations.

The Company prohibits unlawful harassment. Employees are expected to treat one another with respect. "Harassment" includes any conduct likely to cause offense or humiliation to any person or that might, on reasonable grounds, be perceived by a reasonable person to place a condition on employment or on any opportunity for training or promotion.

Integrity of Corporate Records

All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts. Without limiting the foregoing, all reports and documents filed with the U.S. Securities and Exchange Commission, as well as other public communications should be full, fair, accurate and understandable.

The books and records of Ship Finance must be prepared with care and honesty and must accurately reflect our transactions. All corporate funds and assets must be recorded in accordance with Company procedures. No undisclosed or unrecorded funds or assets shall be established for any purpose.

The Company's accounting personnel must provide the independent public accountants and the Audit Committee with all information they request. Employees must not, and must not direct others to, take any action to fraudulently influence, coerce, manipulate or mislead independent public accountants engaged in the audit or review of the Company's financial statements for the purpose of rendering those financial statements materially misleading.

Special   Ethics   obligations   for   Employees   with   Financial    Reporting
Responsibilities

The CEO, the Chief Financial Officer and principal accounting officer and those other employees designated by the Chief Financial Officer as being involved in the preparation of the Company's financial statements (collectively, the "Financial Statement Reporting Employees") have a special role both to adhere to the forgoing principals themselves and also promote a culture throughout the Company of the importance of full, fair, timely, accurate and understandable reporting of the Company's financial results and conditions. Because of this special role, the Financial Statement Reporting Employees are bound by the following financial employee code of ethics, and by accepting the Code, each such Financial Statement Reporting Employee agrees that she or he will:

o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

o    Provide   constituents   with  information  that  is  accurate,   complete,
     objective, relevant, timely and understandable within accepted materiality standards.

o Provide full, fair, accurate, timely and understandable disclosure on SEC reports and other public communications.

o Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or hers independent judgment to be subordinated.

o Respect the confidentiality of information acquired in the course of his or hers work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his or hers work is not used for personal advantage.

o Promptly report all material internal violations of the Code to his or hers supervisor, chief financial officer, internal audit or the Disclosure Committee as appropriate.

o Acknowledge that any material violation of the Code may subject him or her to disciplinary action up to and including termination.

The Financial Employee Code of Ethics is deemed to be the "code of ethics" required under Section 406 of the Sarbanes-Oxley Act of 2002.

Entertainment, Gifts, Payments and Bribery

Decisions by the Company and its agents relating to the procurement and provision of goods and services should always be free from even a perception that favorable treatment was sought, received or given as the result of furnishing or receiving gift, favors, hospitality, entertainment or other similar gratuity. The giving or receiving of anything of value to induce such decisions is prohibited. You should never solicit a gift or favor from those with whom we do business. Providing or receiving gifts or entertainment of moderate value motivated by commonly accepted business courtesies is permissible, but not if such gifts or entertainment would reasonably be expected to cause favoritism or a sense of obligation.

No bribes or other similar payments and benefits, directly or indirectly, shall be paid to employees of suppliers or customers.

Compliance with Anti-Trust Laws

The Company's business may be subject to United States, European Union and other foreign government anti-trust and similar laws. All Employees must comply with such laws and you should confer with your manager whenever you have a question with respect to the possible anti-competitive effect of particular transactions.

Reporting of Violations of the Code

Directors, officers and employees should promptly report to an Audit Committee member or an Independent Director information of any act by any director, officer or employee that violates the Code of Ethics. Ship Finance will treat such information in a confidential manner.

Employees are encouraged to speak to supervisors, managers and other appropriate personnel then in doubt about the best course of action in a particular situation.

Health, Safety and Environmental Protection

The Company will conduct its business in a manner designed to protect the health and safety of its Employees, its customers, the public, and the environment. The Company's policy is to operate its business and its vessels in accordance with all applicable safety, environmental and safety laws and regulations so as to ensure the protection of the environment and the Company's personnel and property. All Employees should conduct themselves in a manner that is consistent with this policy. Any departure or suspected departure from this policy must be reported promptly.

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                                 ACKNOWLEDGEMENT

          I understand that the Ship Finance Code of Business Ethics and Conduct (the "Code") forms a part of my terms of employment.

          I understand that it is my responsibility to read, to understand, and to keep up to date the contents of the Code and to seek clarification or further information, if needed, and to comply with the contents of the Code.

          I acknowledge that I have received a copy of the Code for my review. I also understand that breach or violation of the Code may result in disciplinary action (which may include termination of employment).

          I further acknowledge that I have been afforded the opportunity to ask any questions I have concerning the content of the Code.


Signature  ______________________

Date       ______________________

Name       ______________________
                (Please print)





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